Exhibit 99.4

UNITED MICROELECTRONICS CORPORATION

EMPLOYEE STOCK OPTION PLAN FOR EMPLOYEES

(APPROVED BY THE TAIWAN SEC ON DECEMBER 22, 2005)

STOCK OPTION AGREEMENT

FOR EMPLOYEES OF UMC GROUP (USA),

A SUBSIDIARY OF UNITEDMICROELECTRONICS CORPORATION

This Stock Option Agreement (the “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between United Microelectronics Corporation, a corporation organized under the laws of Taiwan, the Republic of China (the “Company”), and the employee named below as the “Participant” (who is, on the Date of Grant, an employee of the Company’s subsidiary, UMC Group (USA) (the “Employer”)). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s Stock Option Plan (the “Plan”).

Participant:
Social Security Number:
Address:
Total Option Shares:
Exercise Price Per Share:	NT$ , the closing price of Common Stock on the Taiwan Stock Exchange on the Date of Grant
Date of Grant:
First Vesting Date:	the second anniversary of the Date of Grant above
Expiration Date:	the sixth anniversary of the Date of Grant above
Type of Stock Option:	Nonqualified Stock Option (“NQSO”)

1. GRANT OF OPTION. The Company hereby grants to Participant an option (this “Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan.

2. VESTING OF OPTION.

2.1 Vesting of Option. Provided Participant continues to provide services as an employee to Participant’s employer on the Date of Grant (or the Company or any subsidiary or parent company of the Company (and such company will thereafter be the “Employer” for purposes of this Option) if such transfer is initiated for business needs by your employer, the Company or any subsidiary or parent company of the Company) the Option will become vested and exercisable as to portions of the Shares as follows: (i) this Option shall not vest nor be exercisable with respect to any of the Shares until the First Vesting Date set forth on the first page of this Agreement; (ii) on the First Vesting Date the Option will become vested and exercisable as to fifty percent (50%) of the Shares; and (iii) thereafter, each year on the anniversary of the First Vesting Date the Option shall vest as to twenty-five percent (25%) of the Shares until the Shares are vested with respect to one hundred percent (100%) of the Shares. If application of the vesting percentage causes a fractional share with respect to a vesting installment other than the third vesting installment of this vesting schedule, such share shall be rounded down to the nearest whole share and the fractional share shall not vest until the third vesting installment (if any).

2.2 Vested and Unvested Shares. Shares that are vested pursuant to the schedule set forth in Section 2.1 are “Vested Shares.” Shares that are not vested pursuant to the schedule set forth in Section 2.1 are “Unvested Shares.”

2.3 Expiration. The Option shall expire on the Expiration Date set forth above or earlier as provided in Section 3 below and pursuant to Articles 4 and 6.d of the Plan.

3. TERMINATION. For purposes of this Section 3, “Termination Date” means the date on which Participant’s employment with the Employer terminates, as set forth below.

3.1 Voluntary Termination. If Participant voluntarily terminates employment with the Employer, then the Option, to the extent (and only to the extent) exercisable on the Termination Date, may be exercised by Participant within thirty (30) days after the Termination Date, provided that such period may be extended by the number of days in such thirty (30) days that fall within a “closed period” as set forth in the Plan (a “closed period”) but in any event no later than the Expiration Date. To the extent not exercised within the exercise period set forth in this Section 3.1 the Vested Shares then subject to this Option will be deemed forfeited by the Participant. The Option lapses as to Unvested Shares on the Termination Date.

3.2 Retirement. If Participant’s Termination Date is due to retirement, then this Option may be exercised by Participant as to all of the shares then subject to the Option, except that if the Termination Date occurs prior to the second anniversary of the Date of Grant, then this Option will not be exercisable in full until that second anniversary. This Option will terminate and cease to be exercisable on the earlier to occur of either: (a) the Expiration Date and (b) the later of: (i) the first anniversary of the Termination Date and (ii) the third anniversary of the Date of Grant. To the extent not exercised within the exercise period set forth in this Section 3.2 the Vested Shares then subject to this Option will be deemed forfeited by the Participant.

3.3 Death of General Cause. If Participant’s Termination Date is due to death (other than occupational casualty), then this Option, to the extent exercisable by Participant on the Termination Date, may be exercised by Participant’s heir(s) within one (1) year from the date of Participant’s death, but in any event no later than the Expiration Date. To the extent not exercised within the exercise period set forth in this Section 3.3 the Vested Shares then subject to this Option will be deemed forfeited by the Participant’s heir(s). The Option will lapse as to Unvested Shares on the Termination Date.

3.4 Occupational Casualty.

(a) Unless otherwise specified by law, if the Termination Date occurs due to occupational casualty (as used in the Plan), then this Option may be exercised by the Participant as to all of the Shares, except that if the Termination Date occurs prior to the second anniversary of the Date of Grant, then this Option will not be exercisable in full until that second anniversary. This Option will terminate and cease to be exercisable on the earlier to occur of either: (i) the Expiration Date and (ii) the later of: (A) the first anniversary of the Termination Date and (B) the third anniversary of the Date of Grant. To the extent not exercised within the exercise period set forth in this Section 3.4(a) the Vested Shares then subject to this Option will be deemed forfeited by the Participant.

(b) Unless otherwise specified by law, if the Termination Date occurs due to death from occupational casualty (as used in the Plan), then this Option may be exercised by the Participant’s heir(s) as to all of the Shares, except that if the Termination Date occurs prior to the second anniversary of the Date of Grant, then this Option will not be exercisable in full until that second anniversary. This Option will terminate and cease to be exercisable on the earlier to occur of either: (i) the Expiration Date and (ii) the later of: (A) the first anniversary of the Termination Date and (B) the third anniversary of the Date of Grant. To the extent not exercised within the exercise period set forth in this Section 3.4(b) the Vested Shares then subject to this Option will be deemed forfeited by the Participant’s heir(s).

3.5 Transfer of Employment. If Participant requests to transfer employment to a company affiliated with the Company, then such transfer shall be treated as a Termination Date pursuant to Section 3.1 above. If the Company or the Employer initiates the transfer for business needs (as used in the Plan), then the date of such transfer will not be a Termination Date for purposes of this Option and the employer of Participant immediately after such transfer shall be the “Employer” for purposes of this Option.

3.6 Leave without Pay. If the Employer approves Participant taking a leave without pay under Article 6.d(6) of the Plan, then this Option may be exercised by Participant for then-vested shares within the thirty (30) days starting from the date of commencing such leave, provided that such period may be extended by the number of those thirty (30) days that fall within a closed period, as set forth in Article 8.e of the Plan, but in any event no later than the Expiration Date. Exercisability of this Option will then be suspended. Further vesting of this Option is suspended immediately upon commencing such leave without pay. If Participant returns as an employee of the Employer, then this Option will be exercisable and the vesting dates remaining at the time further vesting of this Option was suspended shall each be postponed by the number of days of Participant’s leave without pay. However, with respect to any vesting installment on any postponed vesting date, such vesting installment shall not occur if the date on which such vesting installment would occur after making the adjustment in the date called for hereunder would fall after the Expiration Date. Instead, the shares in such vesting installment will be deemed forfeited by the Participant.

3.7 Layoff. If the Termination Date occurs due to a layoff (as used in the Plan), then this Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the Termination Date, may be exercised by Participant within thirty (30) days after the Termination Date, provided that such period may be extended by the number of days in such thirty (30) days that fall within a closed period, but in any event no later than the Expiration Date. To the extent not exercised within such exercise period, the Vested Shares then subject to this Option will be deemed forfeited by the Participant. The Option, as to Unvested Shares, will lapse upon the Termination Date, unless otherwise approved by the Chairman of the Board of Directors of the Company (the “Chairman”).

3.8 Termination Date Due to Other Reason. In the event a Participant’s employment with the Employer terminates for a reason other than those set forth in Sections 3.1 through 3.7 above, the Option shall be governed by the vesting schedule set forth in Section 2.1 above and shall expire on the Expiration Date, unless otherwise approved by the Chairman.

3.9 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any parent or subsidiary of the Company, or limit in any way the right of the Company or any parent or subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

4. MANNER OF EXERCISE.

4.1 Stock Option Exercise Agreement. To exercise the Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s heir(s) or legal representative, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Board of Directors of the Company from time to time (the “Exercise Agreement”). If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option and such person shall be subject to all of the restrictions contained herein as if such person were the Participant.

4.2 Limitations on Exercise. Participant may not exercise the Option during a “pre-defined closed period”, as set forth in Articles 8.a and 8.e of the Plan, or as otherwise set forth in the Plan. The Option may not be exercised unless such exercise is in compliance with all applicable Taiwanese, and U.S. federal and state securities laws, as they are in effect on the date of exercise.

4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the shares being purchased in any form of consideration permitted by the Company under the Plan.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable foreign, federal, state and local withholding obligations of the Company.

4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the “entitlement certificate” representing the Shares. Participant may exchange the entitlement certificate for Shares as set forth in Article 9 of the Plan.

5. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of foreign, federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

6. RESTRICTIONS ON OPTION.

6.1 Non-transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s death or incapacity, by Participant’s heir(s) or legal representative, as the case may be. The terms of the Option shall be binding upon the executors, administrators, and heir(s) of Participant.

6.2 Confidentiality. In the event a Participant breaches the Company’s rules regarding confidentiality, as set forth in Article 12.a of the Plan, the Company may revoke such Participant’s Option to the extent unexercised, except as prohibited by law.

6.3 Misconduct. In the event a Participant is found to have grossly violated Participant’s employment contract, the Employer’s codes of conduct or other rules of the Company or the Employer (a “Gross Violation”), the Company may immediately revoke the Option, both as to Unvested Shares and as to Vested Shares which have not been exercised, and may demand that the Participant pay the Company an amount equal to the profits Participant has received from exercise of the Option within the two (2) years prior to the date of the Gross Violation, except as prohibited by law.

7. TAX CONSEQUENCES. Set forth below is a brief summary as of the Effective Date of the Plan of some of the federal and state tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

7.1 Exercise. There may be a regular federal and state income tax liability upon the exercise of the Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Participant is a current or former employee of the Employer, the Company or Employer may be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

7.2 Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain. The Company or the Employer may be required to withhold from the Participant’s compensation or collect from the Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

8. PRIVILEGES OF STOCK OWNERSHIP. Participant shall not have any of the rights of a shareholder with respect to any Shares until the Shares are issued to Participant.

9. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted to the Chairman for review. The resolution of such a dispute by the Chairman shall be final and binding on all persons having an interest in this Option.

10. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. In the event any provision of this Agreement is found to be inconsistent with the terms of the Plan, the terms of the Plan shall govern.

11. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile, rapifax or telecopier.

12. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Taiwan, the Republic of China as such laws are applied to agreements between residents of Taiwan, the Republic of China entered into and to be performed entirely within Taiwan, the Republic of China. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14. ACCEPTANCE. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in triplicate by its duly authorized representative and Participant has executed this Agreement in triplicate, effective as of the Date of Grant.

UNITED MICROELECTRONICS CORPORATION	PARTICIPANT

By:

Signature

(Please print name)	(Please print name)

(Please print title)	(Please print title)
Address:	Address:

Fax No.:	Fax No.:

Phone No.:	Phone No.:

SIGNATURE PAGE TO STOCK OPTION AGREEMENT

EXHIBIT A

STOCK OPTION EXERCISE AGREEMENT

for the

UNITED MICROELECTRONICS CORPORATION

STOCK OPTION PLAN (the “Plan”)

FOR EMPLOYEES OF UMC GROUP (USA)

I hereby elect to purchase the number of shares of Common Stock of United Microelectronics Corporation (the “Company”) as set forth below:

Optionee	Number of Shares Purchased:
Employee ID Number:	Purchase Price per Share:
Address:	Aggregate Purchase Price:
Date of Option Agreement:

Type of Option: Nonqualified Stock Option	Exact Name of Title to Shares:

1. Delivery of Purchase Price. Optionee hereby delivers to the Company the Aggregate Purchase Price, to the extent permitted in the Option Agreement (the “Option Agreement”).

2. Tax Consequences. OPTIONEE UNDERSTANDS THAT OPTIONEE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF OPTIONEE’S PURCHASE OR DISPOSITION OF THE SHARES. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH ANY TAX CONSULTANT(S) OPTIONEE DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND THAT OPTIONEE IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

3. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Agreement, the Plan and the Option Agreement constitute the entire agreement and understanding of the parties and supersede in their entirety all prior understandings and agreements of the Company and Optionee with respect to the subject matter hereof, and are governed by Taiwan, ROC law.

Date:
Signature of Optionee